Exhibit 99.1

1 Imation Place Oakdale, MN 55128-3414 www.imation.com

Contacts	Investors:
Matt Skluzacek
Imation Corp.
651.704.5818
mskluzacek@imation.com

News Media:
Mary Rawlings-Taylor
Imation Corp.
651.704.6796
mjrawlings-taylor@imation.com
Imation Announces Broad Settlement Ending Legal Disputes With Philips
     OAKDALE, Minn. — (July 15, 2009) — Imation Corp. (NYSE: IMN) today announced that it has entered into a confidential settlement agreement ending all legal disputes with Philips Electronics N.V., U.S. Philips Corporation and North American Philips Corporation (collectively “Philips”). The companies had been previously involved in a complex series of disputes in multiple jurisdictions regarding cross-licensing and patent infringement related to recordable optical media. The settlement provides resolution of all claims and counterclaims filed by the parties without any finding or admission of liability or wrongdoing by any party. As a term of the settlement, Imation will pay Philips $53 million over a period of three years. Other terms of the settlement were not disclosed. As a result of the settlement, Imation expects to record a charge, based on the present value of these payments, of approximately $49 million or $0.81 per share in the second quarter of 2009. The pre-tax cash impact for 2009 will be approximately $16.5 million, occurring during the second half of this year.
     “We are pleased to settle this very costly and distracting litigation and to eliminate an ongoing risk for the Company. In addition to resolving our differences, we have established a framework for cooperation going forward,” said Frank Russomanno, vice chairman and chief
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Imation Announces Broad Settlement Ending Legal Disputes with Philips executive officer of Imation. “As a global leader in the data storage industry, Imation looks forward to continuing to provide high-quality optical media under Imation, Memorex, TDK Life on Record, and private label brands to our customers around the world.”
     Imation will release its second quarter 2009 financial results on Wednesday, July 22, 2009 at 6:00 AM Central Daylight Time (“CDT”), as previously announced. A teleconference for the financial community and a live webcast are scheduled to begin at 9:00 AM CDT. At that time, more information regarding the settlement will be provided.
About Imation Corp.
     Imation is a leading global developer and marketer of branded products that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Imation, the Imation logo, Memorex, the Memorex logo, ‘Is it live or is it Memorex?’ and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.